EXHIBIT 22.3: Minutes - Annual Shareholders' Meeting - April 10, 2012



                               SIGNAL ADVANCE, INC.
                           Shareholder Meeting Minutes

                                 13 April, 2012

Directors/Officers present: Chris Hymel, Richard Seltzer, Malcolm Skolnick, and Karl Zercoe

Directors/Officers represented by Proxy: Ron Stubbers

The meeting called to order 10:12 AM by Dr. Hymel

Reading of the minutes was waived.

Examination was made for the material provided including the shareholders' notice and proxy, audited financials (for years-ending 2010/2011), and attestation was made as to the proper delivery and form of the materials (incorporated herein by reference).

The proxies which were properly executed and received timely were examined and, in conjunction with the shares represented by the attendees, attestation as to the presence of a quorum was made.

A current shareholders list, from the transfer agent, was present and examined. Mr. Zercoe was appointed to as the Inspector of Elections.

Annual Report & Discussion:

Dr. Hymel reviewed highlights from the company update that had been provided to the shareholders and solicited questions from the shareholders in attendance.

Mention was made that Dr. Hymel received a call from the FBI indicating the Bureau was interested in assisting companies to protect their Intellectual Property. They had purportedly taken notice of the company and its technology due to the Goradia Innovation prize award.

Dr. Hymel summarized the meeting and described collaborations with:

1) University of Houston, Dept. of Mechanical Engineering, Engine Research
Facility: Interest in development collaboration related to the use of Signal Advance technology (SAT) to improve engine efficiency/emissions. Note was taken of a contact with, and of potential applications for SAT in, the Texas Heart Institute from one of the individuals in the meeting.

2) Dr. Larry Michelletti of University of Texas Medical Branch (UTMB),
Galveston: Application of SA to reduce EEG detection delay - for use in neurotherapy research for which a grant application to the National Institute of Health is to be will be prepared for submission.

3) Steve Gonzalez, Gulf Coast Regional Center of Innovation and Commercializa-tion (GCRCIC) NASA liaison - indicated that there may be a number of potential application for SAT and wishes to schedule meetings/presentations at the Johnson Space Center in order for SAI to explain the technology and explore potential applications with various groups within NASA.

Additional discussion ensued on the following topics:

   1) Shareholder "Rights Offering"; Explanation was made as to the ability to transfer the rights, and the investment/time limits of the offer. It was confirmed that there are already SH's taking advantage of the offering.

   2) Capital funding required and potential to raise funds through various grants.

   3) Becoming eligible to be quoted and traded publicly and option of using exemptions to trade as a "PinkSheet" company, vs. registration with SEC to become a reporting company and the related costs, including regulatory and compliance requirements as well as the auditing process.

   4) Summarized the relationship with Bobby Hutton as Auditor.

   5) Advantages and possible drawbacks related to Signal advance technology complexity. Ensuing discussion related to the difficulty in explaining the technology and SAI's business model, vs. pursuit of singular development targeting individual product development.

   6) The possibility of contacting Medtronics, Inc. as a significant potential licensee, as well as their reputation as a rapacious infringer of others' intellectual property was discussed.

This concluded the question/discussion portion of the meeting.


The votes for Board Directors and the three resolutions were tabulated.

The following individuals were elected:

Chris Hymel, David Minter, Malcolm Skolnick, Richard Seltzer, Karl Zercoe The following resolutions passed unanimously:

   1. To ratify the appointment of Bobby J. Hutton as the company's independent registered public accountant for fiscal year 2012.

   2. To approve minutes of previous annual shareholders' meeting

   3. To ratify all proceedings of the corporation and actions of the Officers since the last shareholders' meeting.

Other discussion ensued regarding the on-going need for financing, and assistance in the company.


Additional discussion centered on the criteria for choosing market makers. Meeting adjourned at 11:45 AM peace and harmony prevailing.


Subsequent to the Shareholder's meeting, a board meeting was called to appoint the following officers:


Chris M. Hymel, President/Treasurer
Malcolm Skolnick, Secretary
Ron Stubbers, Vice President


Respectfully submitted


/s/ Malcolm Skolnick

Malcolm Skolnick, Secretary